Exhibit 10.13

[FTN Financial Letterhead]

September 23, 2004

Mr. Paul Taylor

Chief Financial Officer

Centennial Bank Holdings, Inc.

4650 Royal Vista Circle

Fort Collins, CO 80528

Dear Paul:

First Tennessee Bank National Association, (“FTB” and/or “Lender”) has approved a Revolving Line of Credit in an amount of Twenty Million Dollars ($20,000,000.00) to Centennial Bank Holdings, Inc., (“CBH” and/or “Borrower”). CBH may use advances under this line of credit for: i) capital infusion to its subsidiaries to support growth and/or bank or branch acquisitions, ii) acquisition of bank holding companies, and iii) other liquidity needs. Prior to the first year anniversary of this line of credit and on an annual basis thereafter, FTB will review the line of credit for possibly another one year extension.

The interest on the outstanding balance will be payable quarterly at a variable rate per annum on the outstanding balance. The variable rate of interest shall be LIBOR + 2.00%.

This indebtedness shall be governed by the following covenants and conditions:

1)	CBH shall obtain all the necessary regulatory approvals, if any, from any and all federal, state or other regulatory agency from which approval is necessary for the completion of this transaction.

2)	CBH shall execute all of the following in form and substance satisfactory to FTB:

a)	The Note;

b)	This Letter Agreement;

1)	Centennial Bank Holdings, Inc. shall agree to a negative pledge on its stock and shall not encumber assigned stock of its bank subsidiaries to another party.

2)	Centennial Bank Holdings, Inc. agrees to the following covenants and conditions:

a) Capital – Centennial Bank Holdings, Inc. shall maintain at all times maintain a “Well Capitalized” rating as required by any applicable regulatory authority as such requirement may be revised from time to time; provided, however, CBH shall maintain a leverage ratio (Tier 1 Capital to tangible assets) of not less than 6.50% as calculated from their respective 06/30/04 Call Report and subsequent quarterly Call Reports thereafter;

b) Centennial Bank Holdings, Inc. on a consolidated basis to have an annualized return on average assets (“ROA”) as of the date of all financial reports required by regulatory authorities of not less than 75/100th’s of one percent (.75%);

c) Centennial Bank Holdings, Inc.’s non-performing loans (those 90 days or more past due plus those on non-accrual plus those which have been renegotiated as defined by regulatory authorities) shall not exceed three percent (2.50%) of total loans as of the date of all financial reports as required by regulatory authorities as of 9/30/04; Upon the merger of Guaranty Corporation, the anticipated requirement will be a step-down level of 2.25% non-performing loans on a consolidated basis.

d) Centennial Bank Holdings, Inc. shall not at any time have loan loss reserves in amounts not deemed adequate by all federal and state regulatory authorities;

e) Centennial Bank Holdings, Inc. nor its subsidiaries shall create, incur or assume, contingent or otherwise, any additional indebtedness, except for the following indebtedness: (i) the indebtedness of Borrower under this contemplated loan and (ii) operating expenses and trade payables incurred in the ordinary course of business and (iii) federal funds purchased and borrowings from the Federal Home Loan Bank in the ordinary course of business;

f) Centennial Bank Holdings, Inc. may pay cash dividends without restriction provided an event of default has not occurred and is continuing or if the payment of such dividends would result in an event of default;

g) The issuance of any “Supervisory Action” shall mean and include the issuance by any bank regulatory authority of a letter agreement or memorandum of understanding, cease and desist order, injunction, directive, restraining order, notice of charges, or civil money penalties (regardless of whether consented or agreed by to by the party to whom it is addressed), against Centennial Bank Holdings, Inc., any subsidiary or the directors or officers of any of them, whether temporary or permanent.

h) Furnish to FTB as soon as available and in any event within 120 days after the end of each calendar year: a copy of Borrower Annual Report. Borrower shall provide quarterly call reports promptly upon the filing with the appropriate regulatory agency.

i) At the time of Borrower’s first knowledge or notice, furnish FTB with written notice or the occurrence of any event or the existence of any condition, which constitutes or upon written notice or lapse of time or both would constitute an Event of Default under the terms of this Loan Agreement.

If you are in agreement with the terms and conditions contained herein, please indicate your acceptance by signing in the space provided below.

Sincerely yours,

/s/ ROB JOHNSTON
Rob Johnston, Vice President

Accepted this 30th day of September, 2004

BORROWER

By:	/s/ PAUL W. TAYLOR
Title:	EVP